UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)       January 19, 2005

TRW Automotive Holdings Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31970	81-0597059

(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150

(Address of Principal Executive Offices)	(Zip Code)

(734) 855-2600

(Registrant’s Telephone Number, Including Area Code)

12025 Tech Center Drive, Livonia Michigan 48150

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
SIGNATURE

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On January 19, 2005, a subsidiary of TRW Automotive Holdings Corp. (the “Company”) announced the intention to close its Burgos, Spain manufacturing facility. The facility, which produces airbag modules and seatbelts, is expected to be closed by the end of the Company’s second quarter of fiscal 2005.

As part of management’s on-going rationalization initiatives, the decision to close the Burgos facility was based on the need to improve capacity utilization and overall efficiency of the Company. Production of the products manufactured at the facility will be transferred to other facilities in Europe. Related to this action, the Company anticipates that it will incur and recognize cash restructuring costs during fiscal 2005 relating to severance, retention and outplacement services. Although such costs are subject to negotiation with the works council and affected employees and have not been finalized at this time, they are expected to be, at a minimum, approximately $15 million. A further Report on Form 8-K will be filed if the final costs differ materially from this amount. In addition, in connection with this action, the Company is expected to incur approximately $2 million of non-cash impairment charges related to a write-down in the fair value of the facility’s property, plant and equipment.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.
Dated: January 21, 2005	By: /s/ Joseph S. Cantie Joseph S. Cantie Executive Vice President and Chief Financial Officer